UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

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Commission Only (as permitted by Rule 14a-6(e) (2))

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Section 240. 14a-12

Hudson Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).

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HUDSON TECHNOLOGIES, INC.

PO Box 1541, One Blue Hill Plaza

Pearl River, New York 10965

July 22, 2009

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders which will be held on Thursday, August 20, 2009 at 10:00 A.M., local time at the Pearl River Hilton, 500 Veterans Memorial Highway, Pearl River, New York 10965. The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please inform our Transfer Agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, New York, New York 10004, in writing, of the correct address.

Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting.

Cordially,

/s/ Kevin J. Zugibe

Kevin J. Zugibe, P.E.

Chairman of the Board and

Chief Executive Officer

HUDSON TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 20, 2009

To the Shareholders of HUDSON TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hudson Technologies, Inc. (the "Company") will be held on Thursday, August 20, 2009 at 10:00 A.M., local time at the Pearl River Hilton, 500 Veterans Memorial Highway, Pearl River, New York 10965 for the following purposes:

1. To elect a class of three directors who shall serve until the Annual Meeting of Shareholders to be held in 2011 or until their successors have been elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on June 22, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

Stephen P. Mandracchia

Secretary

July 22, 2009

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PROXY STATEMENT

HUDSON TECHNOLOGIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 20, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hudson Technologies, Inc. (the "Company", "Hudson", "we" or "our") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, August 20, 2009, and including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about July 23, 2009.

Proxies in the accompanying form, duly executed, returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

The address and telephone number of the principal executive offices of the Company is:

PO Box 1541, One Blue Hill Plaza

Pearl River, New York 10965

Telephone No.: (845) 735-6000

OUTSTANDING STOCK AND VOTING RIGHTS

Only shareholders of record at the close of business on June 22, 2009 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 19,429,533 shares of the Company's common stock, par value $.01 per share ("Common Stock"), the only class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES

Directors will be elected by a plurality of the votes cast by the holders of Common Stock in person or represented by proxy at the Annual Meeting, provided a quorum is present at the meeting. Therefore, the three nominees receiving the greatest number of votes cast at the meeting will be elected as directors of the Company. All other matters to be acted upon at the meeting will be decided by the majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided a quorum is present. A quorum will be present at the Annual Meeting if the holders of a majority of the outstanding shares of Common Stock as of the Record Date are present in person or represented by proxy. Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of Continental Stock Transfer & Trust Company, the Company's transfer agent.

In accordance with applicable law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. Based upon the Company's understanding of the requirements of the law of the State of New York and the Certificate of Incorporation and By-laws, as amended (the "By-laws"), of the Company, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter to be voted on. Failures to vote, broker non-votes and abstentions will not be considered "votes cast."

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company's By-laws provide that the Board of Directors (the "Board") is divided into two classes. Each class is to have a term of two years (the term of each class expiring in alternating years) and is to consist, as nearly as possible, of one-half of the number of directors constituting the entire Board. The By-laws provide that the number of directors shall be fixed by the Board of Directors but in any event, shall be no less than five (5) (subject to decrease by a resolution adopted by the shareholders).

At the Annual Meeting, a class of three directors will be elected for a two-year term expiring at the Annual Meeting of Shareholders to be held in 2011. Vincent P. Abbatecola, Brian F. Coleman and Otto C. Morch are the nominees for election to this class. Messrs. Dominic J. Monetta and Kevin J. Zugibe will not stand for election at the Annual Meeting because their respective terms expire at the Annual Meeting of Shareholders to be held in 2010.

Proxies will be voted for the nominees named below, unless authority is withheld. Should any nominee not be available for election, proxies will be voted for such substitute nominee as may be designated by the Board of Directors. Each of the nominees has indicated to the Board that he will be available and is willing to serve.

The following is information with respect to the nominees for election as directors at the Annual Meeting:

Name	Age	Position
Vincent P. Abbatecola	63	Director
Brian F. Coleman	47	President and Chief Operating Officer
Otto C. Morch	75	Director

Vincent P. Abbatecola has been a Director of the Company since 1994. Mr. Abbatecola is Vice President of Abbey Ice & Spring Water, Spring Valley, New York, where he has been employed since 1971. Mr. Abbatecola is a former Trustee of Nyack Hospital. He also serves on the Rockland County Board of Governors and St. Thomas Aquinas College President's Council.

Brian F. Coleman, has been President and Chief Operating Officer of the Company since August, 2001 and served as Chief Financial Officer of the Company from 1997 until December 2002. From 1987 to 1997, Mr. Coleman was employed by, and from 1995, was a partner with BDO Seidman, LLP, the Company's independent auditors.

Otto C. Morch has been a Director of the Company since 1996. Mr. Morch was a Senior Vice President of Commercial Banking at Provident Savings Bank, F.A. for more than five years until his retirement in 1997.

The following is information with respect to the directors whose terms of office expire at the Annual Meeting of Shareholders to be held in the year 2010:

Name	Age	Position(s) with the Company
Dominic J. Monetta	68	Director
Kevin J. Zugibe	45	Director, Chairman, Chief Executive Officer

Dominic J. Monetta, DPA, has been a Director of the Company since 1996. Since August 1993, Dr. Monetta has been the President of Resource Alternatives, Inc., a corporate development firm concentrating on solving management and technological issues facing chief executive officers and their senior executives. From 1991 to 1993, Dr. Monetta served as the Director of Defense Research and Engineering for Research and Advanced Technology, United States Department of Defense. From 1989 to 1991, Dr. Monetta served as the Director of the Office of New Production Reactors, United States Department of Energy.

Kevin J. Zugibe, P.E., a founder of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1991. From 1987 to 1994, Mr. Zugibe was employed as a power engineer with Orange and Rockland Utilities, Inc., a major public utility, where he was responsible for all HVAC applications. Mr. Zugibe is a licensed professional engineer, and from 1990 to 1994, he was also a member of Kevin J. Zugibe & Associates, a professional engineering firm. Mr. Zugibe is the brother-in-law of Stephen P. Mandracchia.

The Board of Directors has determined that each of Messrs. Abbatecola, Monetta and Morch is an "independent director" within the meaning of NASDAQ Marketplace Rule 5605(a)(2).

Board Meetings

A total of sixteen meetings of the Board of Directors were held during the fiscal year ended December 31, 2008 ("Fiscal 2008"). During Fiscal 2008 no director attended fewer than 75 percent of the aggregate of (1) the Board meetings that were held, and (2) the meetings held by the committees of the Board on which he served.

Committees of the Board of Directors

The Board of Directors has established a Compensation and Stock Option Committee, which is responsible for recommending to the independent directors the compensation of the Company's executive officers and for the administration of the Company's employee benefit plans. The Compensation and Stock Option Committee is also responsible for recommending to the directors the compensation of the Company's directors. Determination of the compensation of the executive officers is made by vote of the independent directors, and the determination of the compensation of directors is made by vote of all directors. The executive officers do not determine executive or director compensation, but provide information and recommendations to the Compensation and Stock Option Committee upon its request. During 2008, the Company engaged BDO Seidman, LLP to perform a study on executive and director compensation on behalf of the Compensation and Stock Option Committee. The members of the Compensation and Stock Option Committee are Messrs. Abbatecola, Coleman and Morch. The Compensation and Stock Option Committee held two meetings during Fiscal 2008. The Compensation and Stock Option Committee does not have a charter.

The Board also has an Audit Committee which supervises the audit and financial procedures of the Company and is responsible for the selection of the Company's independent registered public accountants. The members of the Audit Committee are Messrs. Abbatecola, Morch and Monetta. The Board of Directors has determined that each member of the Audit Committee is an "independent director" within the meaning of NASDAQ Marketplace Rule 5605(a)(2) and applicable Securities and Exchange Commission ("SEC") rules under the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee does not have a member that qualifies as a "financial expert" under the federal securities laws. The members of the Audit Committee have each been active in the business community and have broad and diverse backgrounds, and financial experience. Two of the current members have served on the Company's Audit Committee and have overseen the financial review by the Company's independent auditors for ten (10) years. The Company believes that the current members of the Audit Committee are able to fully and faithfully perform the functions of the Audit Committee and that the Company does not need to install a "financial expert" on the Audit Committee. The Audit Committee held four meetings during Fiscal 2008. The Audit Committee has adopted a written charter, a copy of which was previously filed as Appendix A to the Company's Definitive Proxy Statement Pursuant to Section 14(a) of the Exchange Act, filed November 13, 2007. The charter is not available on the Company's website.

The Board also has an Executive Committee which is authorized to exercise the powers of the Board of Directors in the general supervision and control of the business affairs of the Company during the intervals between meetings of the Board. The members of the Executive Committee are Messrs. Abbatecola, Morch and Zugibe.

The Board also has an Occupational, Safety and Environmental Protection Committee, which is responsible for satisfying the Board that the Company's Environmental, Health and Safety policies, plans and procedures are adequate. The members of the Occupational, Safety and Environmental Protection Committee are Messrs. Monetta and Zugibe.

The Board has a Nominating Committee whose members consist of Messrs. Abbatecola, Monetta and Zugibe, and which was responsible for recommending to the independent directors nominees for election to the Board at the annual meeting of the shareholders to be held in 2009. In accordance with NASDAQ Marketplace Rule 5605(e)(1)(A), the nominees for director at the Annual Meeting named above were selected as nominees to the Board by vote of a majority of the independent directors. Shareholder nominations for directors of the Company will be considered by the independent directors subject to the shareholder complying with the procedures described below. The Nominating Committee held one meeting during Fiscal 2008. The Nominating Committee does not have a charter

Audit Committee Report

The Audit Committee held four meetings during Fiscal 2008. In December 2008, the Audit Committee met with management to review and discuss the audit and the procedures and timing of the audit. In March 2009, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee also discussed with the Company's independent auditors, BDO Seidman, LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board. The Audit Committee has received the written disclosures and confirming letter from BDO Seidman, LLP required by the applicable requirements of the Public Accounting Oversight Board regarding its independence and has discussed with BDO Seidman, LLP its independence from the Company. Based upon the review and discussions referred to above, the Audit Committee ratified its prior recommendation to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee-

Vincent Abbatecola, Otto Morch and Dominic Monetta.

Code of Conduct and Ethics

The Company has adopted a written code of conduct and ethics that applies to all directors, and employees, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller and any persons performing similar functions. The Company will provide a copy of its code of conduct and ethics to any person without charge upon written request addressed to Hudson Technologies, Inc., PO Box 1541, One Blue Hill Plaza, Pearl River, New York 10965, Attention: Stephen P. Mandracchia.

Executive officers

In addition to Kevin J. Zugibe and Brian Coleman, Messrs. James R. Buscemi, Charles F. Harkins, Jr. and Stephen P. Mandracchia serve as executive officers of the Company. Executive officers are elected annually and serve at the pleasure of the Board. The following is information with respect to such executive officers:

James R. Buscemi, age 56, has been Chief Financial Officer of the Company since December 2002 and prior to that time served as Corporate Controller since joining the Company in 1998. Prior to joining the Company, Mr. Buscemi held various financial positions within Avnet, Inc, including Chief Financial Officer of Avnet's electric motors and component part subsidiary, Brownell Electro, Inc.

Charles F. Harkins, Jr., age 47, has been Vice President of Sales of the Company since December 2003. Mr. Harkins has served in a variety of capacities since joining the Company in 1992. Prior to joining the Company, Mr. Harkins served in the U.S. Army for 13 years attaining the rank of Staff Sergeant; he is a graduate of the U.S. Army Engineering School and the U.S. Army Chemical School.

Stephen P. Mandracchia, age 49, a founder of the Company, has been Vice President Legal and Regulatory of the Company since August 2003 and has been Secretary of the Company since 1995. Mr. Mandracchia has served in a variety of capacities with the Company since 1993. Mr. Mandracchia was a member of the law firm of Martin, Vandewalle, Donohue, Mandracchia & McGahan in Great Neck, New York until 1995 (having been associated with such firm since 1983). Mr. Mandracchia is the brother in-law of Mr. Zugibe.

COMMUNICATIONS WITH THE BOARD

The Board of Directors has established a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of Hudson Technologies, Inc. c/o Corporate Secretary, PO Box 1541, One Blue Hill Plaza, Pearl River, NY 10965. Shareholders should identify their communication as being from a shareholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a shareholder of the Company before transmitting the communication to the Board of Directors.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDER MEETINGS

We have a policy that strongly encourages directors to attend our Annual Meeting of Shareholders. Last year's Annual Meeting of Shareholders was attended by all five of our directors.

CONSIDERATION OF DIRECTOR NOMINEES RECOMMENDED BY SHAREHOLDERS

Shareholders of Hudson wishing to recommend director candidates to the Board must submit their recommendations in writing to the independent directors of the Board ), c/o Corporate Secretary, Hudson Technologies, Inc., PO Box 1541, One Blue Hill Plaza, Pearl River, NY 10965.

The independent directors of the Board will consider nominees recommended by Hudson's shareholders provided that the recommendation contains sufficient information for the independent directors to assess the suitability of the candidate, including the candidate's qualifications. Candidates recommended by shareholders that comply with these procedures will be considered either solely by Hudson's independent directors, or by a nominating committee of the Board that is comprised solely of the Hudson's independent directors, if such committee exists at the time. The recommendations must also state the name of the shareholder who is submitting the recommendation. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASDAQ Marketplace Rule 5605(a)(2), or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth: (i) a representation that the shareholder making the nomination is a holder of record of capital stock of Hudson entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; (ii) a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the shareholder; (iii) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; (iv) and the consent of each nominee to serve as a director of Hudson if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Board. The Board generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for Hudson. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Board in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of Hudson's industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to Hudson. Such persons should not have commitments that would conflict with the time commitments of a Director of Hudson.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

A shareholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Shareholders to be held in 2010, which we currently anticipate will be held in or about July 2010, is required to give written notice containing the required information specified above addressed to the Independent Directors of the Board, c/o Secretary of the Company, Hudson Technologies, Inc., PO Box 1541, One Blue Hill Plaza, Pearl River, NY 10965 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by the Company's Secretary no later than January 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company's review of the copies of such forms received by the Company, the Company believes that during and for the year ended December 31, 2008 all filing requirements applicable to the Reporting Persons were complied with.

EXECUTIVE COMPENSATION

The following table discloses, for the years indicated, the compensation for our Chief Executive Officer and for our two most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the year ended December 31, 2008 and whose total compensation during the year ended December 31, 2008 exceeded $100,000 (the "Named Executives").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compen-sation Earnings	All Other Compensation	Total
Kevin J. Zugibe, Chairman, Chief Executive Officer (4)	2008 2007	$198,021 $182,391	$ -- $ --	$ -- $ --	$ -- $83,850	$170,000 (2) $90,000 (3)	$ -- $ --	$ -- $ --	$368,021 $356,241
Brian F. Coleman, President, Chief Operating Officer, Director (4)	2008 2007	$175,377 $161,506	$ -- $ --	$ -- $ --	$ -- $77,400	$160,000 (2) $80,000 (3)	$ -- $ --	$ -- $ --	$335,377 $318,906
Charles F. Harkins, Jr., Vice President Sales	2008 2007	$164,019 $150,834	$ -- $ --	$ -- $ --	$ -- $64,500	$150,000 (2) $79,000 (3)	$ -- $ --	$ -- $ --	$314,019 $294,334

_____________________________

(1) We utilize the Black-Sholes method for valuing stock option awards (see Note 10 to the Notes to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008).

(2) Non-Equity Incentive Plan Compensation was earned in 2008 and will be paid in 2009.

(3) Non-Equity Incentive Plan Compensation was earned in 2007 and was paid during the first quarter of 2008.

(4) Messrs. Coleman and Zugibe did not receive any compensation for services as a director during the year ended December 31, 2008.

Narrative Disclosure to Summary Compensation Table

For Fiscal 2008, each of the Named Executives received Non-Equity Incentive Plan Compensation that was paid out of a bonus pool established by our Board of Directors on January 8, 2008. The amount of the bonus pool was not initially established, but was based upon our achieving earnings for the fiscal year 2008 in excess of a pre-determined level for fiscal year 2008, with a maximum bonus pool of $400,000. On February 26, 2009 our Board of Directors increased the Fiscal 2008 cash bonus pool and approved the payment of Non-Equity Incentive Plan Compensation to the Named Executives. The amount of the Non-Equity Incentive Plan Compensation awarded to each Named Executive was determined in the discretion of our Board of Directors based upon our overall 2008 financial results as well as on the personal performance of the Named Executive during 2008.

For the fiscal year 2007, each of the Named Executives received Non-Equity Incentive Plan Compensation that was paid out of a bonus pool established by our Board of Directors on December 29, 2006. The amount of the bonus pool was not initially established, but was based upon our achieving earnings for the fiscal year 2007 in excess of a pre-determined level for fiscal year 2007, with a maximum bonus pool of $350,000. On January 7, 2008, our Board of Directors increased the fiscal year 2007 cash bonus pool and approved the payment of Non-Equity Incentive Plan Compensation to the Named Executives. The amount of the Non-Equity Incentive Plan Compensation awarded to each Named Executive was determined in the discretion of our Board of Directors based upon our overall 2007 financial results as well as on the personal performance of the Named Executives during 2007.

Employment and other Agreements

Kevin J. Zugibe. On October 10, 2006, we entered into an Amended and Restated Employment Agreement with Kevin J. Zugibe, which currently expires in October 2010 and is automatically renewable for successive two year terms unless either party gives notice of termination at least ninety days prior to the expiration date of the then current term. Pursuant to the agreement, as amended by the First Amendment to Restated Employment Agreement dated December 29, 2008, Mr. Zugibe is receiving an annual base salary of $192,800 with such increases and bonuses as our board of directors may determine. The agreement provides, in the event of Mr. Zugibe's disability, for the continuation of at least 75% of Mr. Zugibe's salary for up to one hundred twenty days after the commencement of his disability. Mr. Zugibe is also entitled to take up to four weeks of vacation, excluding paid holidays.

As part of the agreement, Mr. Zugibe has agreed to certain covenants and restrictions, which include an agreement that Mr. Zugibe will not compete with us in specified geographic areas for a period of twenty-four months after his termination for any reason. The agreement also provides that, in the event of his involuntary separation from Hudson without cause, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Zugibe will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of twenty-four months, and a lump sum payment equivalent to the highest bonus paid to Mr. Zugibe in the three years prior to his termination, pro-rated to the date of his termination. We are the beneficiary of a "key-man" insurance policy on the life of Mr. Zugibe in the amount of $1,000,000.

Brian F. Coleman. On October 10, 2006, we entered into an agreement with Brian F. Coleman, pursuant to which, as amended, Mr. Coleman has agreed to certain covenants and restrictions, which include an agreement that Mr. Coleman will not compete with us in specified geographic areas for a period of eighteen months after his termination for any reason. The agreement provides, in the event of his disability, for the continuation of at least 75% of his salary for up to one hundred twenty days after the commencement of his disability. The agreement also provides that, in the event of his involuntary separation without cause, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Coleman will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of eighteen months, and a lump sum payment equivalent to the highest bonus paid to him in the three years prior to his termination, pro-rated to the date of his termination.

Charles F. Harkins. On October 10, 2006, we entered into an agreement with Charles F. Harkins, pursuant to which, as amended, Mr. Harkins has agreed to certain covenants and restrictions, which include an agreement that Mr. Harkins will not compete with us in specified geographic areas for a period of eighteen months after his termination for any reason. The agreement provides, in the event of his disability, for the continuation of at least 75% of his salary for up to one hundred twenty days after the commencement of his disability. The agreement also provides that in the event of his involuntary separation without cause, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Harkins will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of eighteen months, and a lump sum payment equivalent to the highest bonus paid to him in the three years prior to his termination, pro-rated to the date of his termination.

Summary of Stock Options Granted to the Named Executives

The Company did not issue stock options or grant any stock awards to any of the Named Executives during 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses the outstanding option awards held by the Named Executives as of December 31, 2008. No stock awards have been issued to the Named Executives.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Kevin J. Zugibe, Chairman, Chief Executive Officer
	87,500	--	$1.13	3/5/2014
	193,750	--	$1.15	3/31/2014
	18,750	--	$0.83	9/17/2014
	18,750	--	$0.95	10/1/2014
	93,750	--	$1.02	1/3/2015
	18,750	--	$0.87	4/1/2015
	18,750	--	$0.83	7/8/2015
	18,750	--	$2.15	9/30/2015
	123,750	--	$1.76	12/29/2015
	35,000	--	$1.40	3/31/2016
	9,300	--	$1.02	10/10/2016
	195,000	--	$0.85	11/20/2017

Brian F. Coleman, President, Chief Operating officer
	75,000	--	$1.13	3/5/2014
	18,750	--	$1.15	3/31/2014
	12,500	--	$0.83	9/17/2014
	12,500	--	$0.95	10/1/2014
	62,500	--	$1.02	1/3/2015
	12,500	--	$0.87	4/1/2015
	12,500	--	$0.83	7/8/2015
	12,500	--	$2.15	9/30/2015
	82,500	--	$1.76	12/29/2015
	32,500	--	$1.40	3/31/2016
	8,100	--	$1.02	10/10/2016
	180,000	--	$0.85	11/20/2017

Charles F. Harkins, Jr., Vice President Sales
	13,114		$1.13	3/5/2014
	14,063	--	$1.15	3/31/2014
	9,375	--	$2.15	9/30/2015
	61,875	--	$1.76	12/29/2015
	23,125	--	$1.40	3/31/2016
	7,900	--	$1.02	10/10/2016
	150,000	--	$0.85	11/20/2017

Termination and Change of Control Arrangements

Kevin J. Zugibe. On October 10, 2006, we entered into an Amended and Restated Employment Agreement with Kevin J. Zugibe, pursuant to which, in the event of his involuntary separation from Hudson without cause, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Zugibe will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of twenty-four months, and a lump sum payment equivalent to the highest bonus paid to Mr. Zugibe in the three years prior to his termination, which as of December 31, 2008 was $170,000, pro-rated to the date of his termination.

Brian F. Coleman. On October 10, 2006, we entered into an agreement with Brian F. Coleman, pursuant to which, in the event of his involuntary separation without cause, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Coleman will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of eighteen months, and a lump sum payment equivalent to the highest bonus paid to him in the three years prior to his termination, which as of December 31, 2008 was $160,000, pro-rated to the date of his termination.

Charles F. Harkins. On October 10, 2006, we entered into an agreement with Charles F. Harkins, pursuant to which, in the event of his involuntary separation without cause, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Harkins will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of eighteen months, and a lump sum payment equivalent to the highest bonus paid to him in the three years prior to his termination, which as of December 31, 2008 was $150,000, pro-rated to the date of his termination.

Stock Option Plans

We adopted an Employee Stock Option Plan (the "1994 Plan"), a 1997 Stock Option Plan (the "1997 Plan"), a 2004 Stock Incentive Plan (the "2004 Plan") and a 2008 Stock Incentive Plan (the "2008 Plan"), pursuant to which an aggregate of 2,854,843 shares of common stock are currently reserved for issuance upon the exercise of options designated as either (i) options intended to qualify as incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended, (ii) nonqualified options or (iii), in the case of the 2004 Plan, for issuance upon the granting of restricted stock, deferred stock or other stock-based awards. The ability to grant options under the 1994 Plan expired December 31, 2004, and the ability to grant options under the 1997 Plan expired on September 11, 2008. Unless sooner terminated, the 2004 Plan will expire on September 10, 2014, and the 2008 Plan will expire on August 27, 2018.

ISOs may be granted under 2004 Plan and under the 2008 Plan to our employees and officers. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of Hudson. Stock appreciation rights may also be issued in tandem with stock options.

The 2004 Plan and the 2008 Plan are, and each of the 1997 Plan and the 1994 Plan were, intended to qualify under Rule 16b-3 under the Exchange Act. The 2004 Plan and the 2008 Plan are currently administered by a committee consisting of non-employee directors of the Board of Directors. The Compensation/Stock Option Committee, within the limitations of the 2004 Plan and the 2008 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the exercise price per share and the manner of exercise and the time, manner and form of payment upon exercise of an option.

ISOs granted under the 2004 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of our voting stock). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all of our stock option plans) may not exceed $100,000. Non-qualified options granted under the 2004 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant.

ISOs granted under the 2008 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of our voting stock). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all of our stock option plans) may not exceed $100,000. Non-qualified options granted under the 2008 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant.

Options granted under the 1994 Plan, 1997 Plan, the 2004 Plan and the 2008 Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of our voting stock). Except as otherwise provided by the committee with respect to non-qualified options, all options granted under the 1994 Plan, the 1997 Plan, the 2004 Plan and the 2008 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

As of December 31, 2008, we had options outstanding to purchase 59,364 shares of Common Stock under the 1994 Plan; 834,178 shares of Common Stock under the 1997 Plan; 1,966,301 shares of Common Stock under the 2004 Plan; and no options issued under the 2008 Plan.

Compensation of Directors

Non-employee directors receive an annual fee of $7,000 and receive reimbursement for out-of-pocket expenses incurred for attendance at meetings of the Board of Directors and Board committee meetings. The chairman of the Audit Committee of our Board receives additional compensation of $2,000 per year, and each independent member of our Audit Committee (excluding the Chairman) receives additional compensation of $1,000 per year. The following table discloses the compensation of the non-employee directors who served as our directors during the year ended December 31, 2008. We reimburse each of our non-employee directors for their reasonable expenses incurred in connection with attending meetings of our Board of Directors and related committees.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash($)(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Vincent P. Abbatecola (2)	$9,000	$ --	---	$ --	$ --	$ --	$9,000
Dominic J. Monetta	$8,000	$ --	---	$ --	$ --	$ --	$8,000
Otto C. Morch (2)	$8,000	$ --	---	$ --	$ --	$ --	$8,000

__________________________

  Excludes compensation for Board and committees participation earned in 2007 and paid in 2008.
  As of December 31, 2008, Mr. Abbatecola has options to purchase 40,000 shares of common stock outstanding and Mr. Morch has options to purchase 47,500 shares of common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date based on information obtained from the persons named below, with respect to the beneficial ownership of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) the Named Executives, (iii) each or our directors, and (iv) all of our directors and executive officers as a group:

BENEFICIAL OWNERSHIP TABLE

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Common Stock	Kevin J. Zugibe	5,558,705	(2)	27.44%
Common Stock	Brian F. Coleman	872,176	(3)	4.37%
Common Stock	Charles F. Harkins	279,452	(4)	1.42%
Common Stock	Vincent P. Abbatecola	74,500	(5)	*
Common Stock	Dominic J. Monetta	120,100		*
Common Stock	Otto C. Morch	52,509	(6)	*
Common Stock	All directors and executive officers as a group (Eight Persons)	9,830,907	(7)	45.30%

* Less than 1%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 22, 2009. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not held by any other person) and which are exercisable within 60 days from June 22, 2009 have been exercised. Unless otherwise noted, Hudson believes that all persons named in the table have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them. The address for each beneficial owner, unless otherwise noted, is c/o Hudson Technologies, Inc. at PO Box 1541, One Blue Hill Plaza, Pearl River, New York 10965.

(2) Includes (i) 87,500 shares which may be purchased at $1.13 per share; (ii) 193,750 shares which may be purchased at $1.15 per share; (iii) 37,500 shares which may be purchased at $.83 per share; (iv) 18,750 shares which may be purchased at $.95 per share; (v) 93,750 shares which may be purchased at $1.02 per share; (vi) 18,750 shares which may be purchased at $.87 per share; (vii) 18,750 shares which may be purchased at $2.15 per share; (vii) 123,750 shares which may be purchased at $1.76 per share; (ix) 35,000 shares which may be purchased at $1.40 per share; (x) 9,300 shares which may be purchased at $1.02 per share and (xi) 195,000 shares that may be purchased at $0.85 per share under immediately exercisable options.

(3) Includes (i) 75,000 shares which may be purchased at $1.13 per share; (ii) 18,750 shares which may be purchased at $1.15 per share; (iii) 25,000 shares which may be purchased at $.83 per share; (iv) 12,500 shares which may be purchased at $.95 per share; (v) 62,500 shares which may be purchased at $1.02 per share; (vi) 12,500 shares which may be purchased at $.87 per share; (vii) 12,500 shares which may be purchased at $2.15 per share; (viii) 82,500 shares which may be purchased at $1.76 per share; (ix) 32,500 shares which may be purchased at $1.40 per share; (x) 8,100 shares which may be purchased at $1.02 per share: and (xi) 180,000 shares which may be purchased at $.85 per share under immediately exercisable options.

(4) Includes (i) 13,114 shares which may be purchased at $1.13 per share; (ii) 14,063 shares which may be purchased at $1.15 per share; (iii) 9,375 shares which may be purchased at $2.15 per share; (iv) 61,875 shares which may be purchased at $1.76 per share; (v) 23,125 shares which may be purchased at $1.40 per share; (vi) 7,900 shares which may be purchased at $1.02; and (vii) 150,000 which may be purchased at $.85 per share under immediately exercisable options.

(5) Includes 40,000 shares which may be purchased at $.85 per share under immediately exercisable options.

(6) Includes (i) 10,000 shares, which may be purchased at $0.95 per share; (ii) 10,000 shares, which may be purchased at $.94 per share; (iii) 2,500 shares, which may be purchased at $1.12 per share; and (iv) 20,000 shares which may be purchased at $.85 per share under immediately exercisable options.

(7) Includes exercisable options to purchase 2,270,347 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 28, 2007, we purchased and retired approximately 5,700,000 shares of our Common Stock from the US Discovery Fund III, L.P. and the Fleming US Discovery Offshore Fund III, L.P. ("Fleming Funds") at a purchase price of $0.65 per share, for total consideration of approximately $3,700,000. Additionally, certain members of our management, in separate private transactions, purchased approximately 9,200,000 shares of our Common Stock from the Fleming Funds at a purchase price of $0.65 per share, for a total consideration of approximately $6,000,000. Of the total shares purchased by our management, Kevin J. Zugibe purchased 6,461,500, shares, Stephen P Mandracchia purchased 2,000,000 shares, Brian F. Coleman purchased 323,100 shares and James R. Buscemi purchased 292,300 shares. The shares purchased by management are unregistered shares and management did not receive registration rights in connection with their purchase of their shares.

On June 29, 2007, we commenced a tender offer to all of our common shareholders to purchase and retire up to approximately 1,200,000 shares of our Common Stock at a purchase price of $1.12 per share. Upon completion of the tender offer, a total of approximately 55,000 shares of our Common Stock, at an aggregate purchase price of approximately $62,000, were tendered to and accepted for purchase by us, all of which were retired. On September 25, 2007, we utilized the unused tender offer funds to purchase and retire approximately 1,100,000 shares of our Common Stock from the Fleming Funds at a price of $1.12 per share, for a total consideration of approximately $1,200,000.

On March 26, 2009, we borrowed $1,000,000 from Catherine F. Zugibe, the mother of Kevin J. Zugibe, which loan is evidenced by a Secured Subordinated Promissory Note (the "Note"). The Note provides for monthly payments of interest only at the rate of ten (10%) percent per annum and the Note matures and is payable on September 30, 2009. The Note is secured by a subordinated lien and security interest against essentially all of our assets.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

BDO Seidman, LLP has audited and reported upon the consolidated financial statements of the Company for Fiscal 2008 and has been selected by the Audit Committee of the Board of Directors to audit and report upon the financial statements of the Company for the fiscal year ending December 31, 2009. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

In addition to retaining BDO Seidman, LLP to audit the Company's financial statements, the Company has engaged BDO Seidman, LLP from time to time to perform other services. The following sets forth the aggregate fees billed by BDO Seidman, LLP to the Company in connection with services rendered during the years ended December 31, 2008 and December 31, 2007.

Audit Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of the Company's annual financial statements for the years ended December 31, 2008 and 2007, the review of the financial statements included in the Company's Forms 10-K for 2008 and Form 10-KSB for 2007 totaled $209,200 and $140,000, respectively.

Audit-Related Fees. In 2008, the aggregate fees billed by BDO Seidman, LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements was $1,000. In 2007, the aggregate fees billed by BDO Seidman, LLP for professional services rendered for assurance and related services that are reasonable related to the performance of the audit or review of the Company's financial statements totaled $13,000.

Tax Fees. In 2008, and 2007 the aggregate fees billed by BDO Seidman, LLP for professional services rendered for tax advice totaled $30,000 and $11,000, respectively.

All Other Fees: In 2008, all other fees billed by BDO Seidman, LLP for professional services rendered, other than the services described in the paragraphs caption "Audit Fees", "Audit Related Fees" and "Tax Fees" was $20,000 for the performance of a study on executive and director compensation. In 2007, the Company did not utilize BDO Seidman, LLP for products and services, other than the services described in the paragraphs caption "Audit Fees", "Audit Related Fees" and "Tax Fees".

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO Seidman, LLP in 2008. Consistent with the Audit Committee's responsibility for engaging the Company's independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing audit services provided by BDO Seidman, LLP

SHAREHOLDER PROPOSALS

Shareholders who wish to present proposals appropriate for consideration at the 2009 Annual Meeting of Shareholders, which the Company currently anticipates will be held in or about July 2010, must submit the proposal in proper form, and in satisfaction of the conditions established by the Securities and Exchange Commission, to the Company at its address set forth on the first page of this proxy statement not later than January 31, 2010 to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

After the January 31, 2010 deadline, a shareholder may present a proposal at the Company's 2009 Annual Meeting if it is submitted to the Company's Secretary at the address set forth above no later than March 16, 2010. If timely submitted, the shareholder may present the proposal at the next Annual Meeting, but the Company is not obligated to include the proposal in its proxy statement.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 IS BEING FURNISHED HEREWITH AS PART OF THE ANNUAL REPORT TO SHAREHOLDERS TO EACH SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE.

COPIES OF EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE TO SHAREHOLDERS WHO MAKE A WRITTEN REQUEST TO THE COMPANYAT THE FOLLOWING ADDRESS:

HUDSON TECHNOLOGIES, INC.

PO Box 1541, One Blue Hill Plaza

PEARL RIVER, NEW YORK 10965

ATTENTION: Stephen P. Mandracchia, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 20, 2009

The Company's proxy statement, and Annual Report to Shareholders, including the Annual Report on Form 10-K for the year ended December 31, 2008, are available on line at www.vfnotice.com/hudsontech.

The Company's Annual Meeting of Shareholders will be held on Thursday, August 20, 2009 at 10:00 A.M., local time at the Pearl River Hilton, 500 Veterans Memorial Highway, Pearl River, New York 10965. You may obtain directions to the Pearl River Hilton by contacting the Pearl River Hilton at (845) 735-9005, or by accessing their website at http://www1.hilton.com/en_US/hi/hotel/PRLBHHF-Hilton-Pearl-River-New-York/directions.do .

The Board is not aware of any other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy included herewith to vote such proxy in accordance with their judgment.

By order of the Board of Directors
/s/ Kevin J. Zugibe
Kevin J. Zugibe, P.E.
Chairman of the Board

July 22, 2009

HUDSON TECHNOLOGIES, INC.

PO Box 1541, One Blue Hill Plaza

Pearl River, New York 10965

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 20, 2009

The Company's proxy statement, and Annual Report to Shareholders, including the Annual Report on Form 10-K for the year ended December 31, 2008, are available on line at www.vfnotice.com/hudsontech.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 20, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KEVIN J. ZUGIBE and STEPHEN P. MANDRACCHIA, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Hudson Technologies, Inc. (the "Company") on Thursday, August 20, 2009, at 10:00 AM, at the Pearl River Hilton, 500 Veterans Memorial Highway, Pearl River, New York 10965 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1. ELECTION OF DIRECTORS:

[ ] FOR all nominees listed below [ ] WITHHOLD AUTHORITY

(except as marked to the contrary below). to vote for all nominees listed below.

Vincent P. Abbatecola, Brian F. Coleman, Otto C. Morch

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

(Continued and to be signed on reverse side)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: ________________________________, 2009

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

_____________________________________

Signature

_____________________________________

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.